UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest reported) February 16, 2010

OTIX GLOBAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-30335	87-0494518
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4246 South Riverboat Road, Suite 300

Salt Lake City, UT 84123

(Address of principal executive offices)

(801) 312-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	Results of Operations and Financial Condition

On February 16, 2010, Otix Global, Inc. issued a press release announcing its financial results for the fourth quarter 2009 and the year ended December 31, 2009. A copy of the press release is attached as Exhibit 99.1 and is hereby incorporated by reference. Pursuant to General Instruction B.2 of Form 8-K, this exhibit is not “filed” for purposes of Section 18 of the Securities Exchange Act as amended, but is instead “furnished” as required by that instruction.

ITEM 2.06	Material Impairment

As of February 12, 2010, management of Otix Global, Inc. (“the Company”) expects to record a goodwill and definite-lived intangible impairment charge of $15.87 million for the quarter ended December 31, 2009. This impairment charge is not expected to result in future cash outlays.

The Company’s testing of (i) long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360-10, Property, Plant, and Equipment (“ASC 360-10”) and (ii) goodwill in accordance with ASC 350, Intangibles-Goodwill and Other, indicate an impairment in the U.S. retail reporting unit of its North America operating segment. The Company determined that the definite-lived intangibles associated with its U.S. retail reporting unit were impaired and recorded a $3.44 million charge related to customer relationships.

In addition, based on ASC 350, subsequent to analyzing its long-lived assets for impairment, the Company is also required to analyze goodwill for impairment at least annually. As part of its annual review, performed in conjunction with its review of long-lived assets, the Company determined that the carrying amount of its U.S. retail reporting unit exceeded its fair value. The Company’s impairment analyses for its U.S. retail reporting unit estimated fair value under the income approach valuation technique. The Company’s income approach included a discounted cash flow model, and the Company also considered current trends in retail sale transaction multiples (market approach). The Company then compared the implied fair value of the reporting unit with the carrying amount of that unit’s goodwill, and recorded a $12.43 million goodwill impairment charge, resulting in a total impairment charge of $15.87 million.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Otix Global, Inc. press release dated February 16, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2010

OTIX GLOBAL, INC.

/s/ MICHAEL M. HALLORAN
Michael M. Halloran
Vice President and Chief Financial Officer